EXHIBIT 99.2

Consolidated Report to the Financial Community
First Quarter 2009
(Released May 5, 2009)

HIGHLIGHTS

▪	Normalized non-GAAP* earnings, excluding special items, were $1.02 per share for the	After-Tax EPS Variance Analysis	1st Qtr.
	first quarter of 2009, compared with $0.88 per share for the first quarter of 2008. GAAP	1Q 2008 Basic EPS – GAAP Basis	$0.91
	earnings for the first quarter of 2009 were $0.39 per share compared with $0.91 per	Special Items – 2008	(0.03)
	share in the prior year.	1Q 2008 Normalized Earnings – Non-GAAP Basis*	$0.88
		Ohio Utilities Distribution Rate Increase	0.04
		Ohio Transition Cost Recovery Margin	(0.13)
1 Q 2009 Results vs. 1 Q 2008		Generation Gross Margin	0.30
		Energy Delivery Expenses	0.06
▪	Electric distribution deliveries declined 1.9 million megawatt-hours (MWH), or 7%	Deferred Distribution Costs - OH (2008)	(0.07)
	due to the economic downturn in the FirstEnergy companies' service territories.	Pension and OPEB	(0.12)
	Industrial deliveries decreased 1.5 million MWH or 17% - primarily related to reduced	Depreciation	(0.02)
	usage by steel and automotive customers. Commercial deliveries declined 370,000	General Taxes	0.01
	MWH, or 4%, while residential deliveries decreased slightly. Heating-degree-days	Investment Income – NDT and COLI	0.02
	were 3% higher than the same period last year and 3% above normal, which increased	Financing Costs	0.01
	MWH usage. The effect on distribution revenues from the decline in MWH sales was	Effective Income Tax Rate	0.03
	more than offset by a $0.04 per share increase in earnings resulting from the	Other	0.01
	distribution rate increases that became effective for Ohio Edison Company (OE) and	1Q 2009 Normalized Earnings - Non-GAAP Basis*	$1.02
	The Toledo Edison Company (TE) in the first quarter of 2009. The decline in MWH	Special Items - 2009	(0.63)
	sales did not have a proportional effect on revenues since a number of industrial	1Q 2009 Basic EPS - GAAP Basis	$0.39
	special contracts terminated at the end of December 2008 and the majority of
	industrial and commercial class distribution charges are based on the customer's
	monthly peak demand, not their monthly MWH usage. Most of the MWH reductions have resulted from reduced customer hours of operation, without a corresponding reduction
	in peak monthly demands.

▪
In accordance with the Ohio Rate Certainty Plan (RCP), recovery of transition revenues for OE and TE ended in December 2008, while recovery for The Cleveland Electric Illuminating Company (CEI) will extend through December 2010.  Lower transition revenues in the first quarter of 2009 reduced earnings by $0.26 per share. Correspondingly, lower transition cost amortization expense in the first quarter of 2009 increased earnings by $0.13 per share.

▪	Generation gross margin increased earnings by $0.30 per share.

Consolidated electric generation sales decreased 0.9 million MWH, or 3%.  The reduction in retail generation sales of 1.4 million MWH, or 5% was partially offset by a 0.5 million MWH, or 10% increase in wholesale sales.  (A Summary of Sources of Generation Sales and Power Purchases can be found on page 12.)

FirstEnergy Solutions Corp. (FES)-supplied generation sales decreased 3.2 million MWH, or 14%.  Such sales to the retail market declined 4.1 million MWH or 21%, primarily due to reduced industrial usage and FES only supplying 75% of the Ohio retail load in the first quarter of 2009 compared to nearly 100% of the Ohio load in the same period last year.  FES-supplied wholesale electricity sales increased 0.8 million MWH or 28%.

Lower retail generation revenues from sales supplied by FES reduced earnings by $0.12 per share and are attributable to lower generation margins at the Ohio utilities, Metropolitan Edison Company (Met-Ed) and Pennsylvania Electric Company (Penelec) in the first quarter of 2009 totaling $0.07 per share and a $0.05 per share reduction from lower retail generation sales.  The impact from the lower generation revenues is offset by CEI's deferral of purchased power costs incurred as a result of the December 2008 Ohio Request for Proposal (RFP) (see CEI deferred purchased power below).

Higher FES-supplied wholesale sales increased earnings by $0.15 per share.  Available power was redirected into the MISO wholesale market as FES only supplied approximately 75% of the Ohio retail load in the first quarter of 2009.  Higher sales volume more than offset lower wholesale prices in the first quarter of 2009 compared to the same period last year.

The Public Utilities Commission of Ohio (PUCO) granted CEI authority in 2009 to defer for future recovery the difference between the cost of purchased power incurred and generation revenues (including the Rate Stabilization Charge from CEI’s 2008 rate plan).  The amount of purchased power deferred in the first quarter of 2009 increased earnings by $0.19 per share.

Lower fuel and purchased power expenses incurred by FES increased earnings by $0.08 per share.  Generation output in the first quarter of 2009 was 18.1 million MWH, a reduction of 2.3 million MWH or 11% compared to the same period last year, primarily from a combination of lower retail generation sales and lower market wholesale prices in the first quarter of 2009.  The decrease in generation output reduced fuel costs by $0.04 per share.  The combination of the reduction in generation sales and third-party suppliers supplying approximately 25% of the Ohio generation sales resulted in lower FES power purchases of 1.5 million MWH, or 44% and increased earnings by $0.04 per share.

▪
Lower energy delivery expenses increased earnings by $0.06 per share, primarily due to cost control measures and more work in the first quarter of 2009 was devoted to capital projects associated with the vegetation management forestry program.

Consolidated Report to the Financial Community - 1st Quarter 2009	2

▪
Under the Ohio RCP, the companies were permitted to defer up to $150 million per year in distribution reliability spending through December 2008.  The absence of these deferrals in the first quarter of 2009 reduced earnings by $0.07 per share compared to the same period last year.

▪
Higher pension and other post-employment benefits expense in the first quarter of 2009 reduced earnings by $0.11 and $0.01 per share, respectively. Reduced pension plan assets due to investment losses during 2008 resulted in a decrease in the plans’ funded status, leading to increased expenses in 2009.

▪	Incremental property additions increased depreciation expense by $0.02 per share.

▪	Lower general taxes increased earnings by $0.01 per share, primarily due to lower Ohio kilowatt-hour excise taxes.

▪	Increased investment income from corporate-owned life insurance (COLI) of $0.03 per share was partially offset by a $0.01 per share decrease in nuclear decommissioning trust income.

▪
Lower financing costs increased earnings by $0.01 per share. Higher capitalized interest related to the construction program more than offset higher interest expense associated with the issuance of senior notes at Met-Ed ($300 million) and Jersey Central Power & Light Company (JCP&L) ($300 million) in the first quarter of 2009 and first mortgage bonds by OE ($300 million) and CEI ($300 million) in the fourth quarter of 2008.

▪
A lower effective income tax rate increased earnings by $0.03 per share.  The reported effective rates were 32.0% and 40.3% during the first quarters of 2009 and 2008, respectively.  Removing the impact of the special items described below, the adjusted effective income tax rates were 37.4% and 40.3% during the respective periods.  The reduced rate in 2009 principally reflects the impact of differences in non-taxable COLI investment income during the periods and the phase-out of the Ohio state income tax.  We expect that the marginal composite income tax rate will be approximately 38% for the year 2009.

▪
Four special items were recognized during the first quarter of 2009:  (i) a $0.55 per share decrease in earnings associated with the write-off of certain regulatory assets and other charges principally resulting from implementing the Ohio ESP; (ii) a $0.07 per share reduction in earnings from impairment of securities held in trust for future nuclear decommissioning activities; (iii) a $0.05 per share decrease in earnings associated with organizational restructuring charges; and (iv) a $0.04 per share increase in earnings from resolution of tax issues relating to prior years.

2009 Earnings Guidance

FirstEnergy anticipates establishing 2009 earnings guidance following completion of the Ohio competitive bidding process which is scheduled to begin on May 13, 2009.

Consolidated Report to the Financial Community - 1st Quarter 2009	3

* The 2009 GAAP to non-GAAP reconciliation statements can be found on page 13 of this report and all GAAP to non-GAAP reconciliation statements are available on the Investor Information section of FirstEnergy Corp.'s Web site at www.firstenergycorp.com/ir.

For additional information, please contact:

Ronald E. Seeholzer	Rey Y. Jimenez	Irene M. Prezelj
Vice President, Investor Relations	Manager, Investor Relations	Manager, Investor Relations
(330) 384-5415	(330) 761-4239	(330) 384-3859

Consolidated Report to the Financial Community - 1st Quarter 2009	4

FirstEnergy Corp.
Consolidated Statements of Income
(Unaudited)
 (In millions, except for per share amounts)

		Three Months Ended March 31
		2009	2008	Change
	Revenues
(1)	Electric utilities	$3,020	$2,913	$107
(2)	Unregulated businesses	314	364	(50)
(3)	Total Revenues	3,334	3,277	57

	Expenses
(4)	Fuel	312	328	(16)
(5)	Purchased power	1,143	1,000	143
(6)	Other operating expenses	827	799	28
(7)	Provision for depreciation	177	164	13
(8)	Amortization of regulatory assets	411	258	153
(9)	Deferral of new regulatory assets	(93)	(105)	12
(10)	General taxes	211	215	(4)
(11)	Total Expenses	2,988	2,659	329
(12)	Operating Income	346	618	(272)
	Other Income (Expense)
(13)	Investment income (loss), net	(11)	17	(28)
(14)	Interest expense	(194)	(179)	(15)
(15)	Capitalized interest	28	8	20
(16)	Total Other Expense	(177)	(154)	(23)
(17)	Income Before Income Taxes	169	464	(295)
(18)	Income taxes	54	187	(133)
(19)	Net Income	115	277	(162)
(20)	Less: Noncontrolling interest income (loss)	(4)	1	(5)
(21)	Earnings Available to Parent	$119	$276	$(157)

(22)	Earnings Per Share of Common Stock
(23)	Basic	$0.39	$0.91	$(0.52)
(24)	Diluted	$0.39	$0.90	$(0.51)

(25)	Weighted Average Number of
	Common Shares Outstanding
(26)	Basic	304	304	-
(27)	Diluted	306	307	(1)

Consolidated Report to the Financial Community - 1st Quarter 2009	5

FirstEnergy Corp.
Consolidated Income Segments
(Unaudited)
 (In millions)

		Three Months Ended March 31, 2009
				Ohio
		Energy	Competitive	Transitional	Other &
		Delivery	Energy	Generation	Reconciling
		Services (a)	Services (b)	Services (c)	Adjustments (d)	Consolidated
	Revenues
(1)	Electric sales	$1,959	$280	$902	$-	$3,141
(2)	Other	150	55	10	(22)	193
(3)	Internal revenues	-	893	-	(893)	-
(4)	Total Revenues	2,109	1,228	912	(915)	3,334

	Expenses
(5)	Fuel	-	312	-	-	312
(6)	Purchased power	978	160	898	(893)	1,143
(7)	Other operating expenses	480	355	18	(26)	827
(8)	Provision for depreciation	109	64	-	4	177
(9)	Amortization of regulatory assets	406	-	5	-	411
(10)	Deferral of new regulatory assets	(43)	-	(50)	-	(93)
(11)	General taxes	168	32	2	9	211
(12)	Total Expenses	2,098	923	873	(906)	2,988
(13)	Operating Income	11	305	39	(9)	346

	Other Income (Expense)
(14)	Investment income (loss)	29	(29)	1	(12)	(11)
(15)	Interest expense	(111)	(28)	-	(55)	(194)
(16)	Capitalized interest	1	10	-	17	28
(17)	Total Other Income (Expense)	(81)	(47)	1	(50)	(177)

(18)	Income (Loss) Before Income Taxes	(70)	258	40	(59)	169
(19)	Income tax expense (benefit)	(28)	103	16	(37)	54
(20)	Net Income (Loss)	(42)	155	24	(22)	115
(21)	Less: Noncontrolling interest income (loss)	-	-	-	(4)	(4)
(22)	Earnings (Loss) Available to Parent	$(42)	$155	$24	$(18)	$119

(a)	Consists of regulated transmission and distribution operations, including transition cost recovery, and provider of last resort
	generation service for FirstEnergy's Pennsylvania and New Jersey electric utility subsidiaries.
(b)	Consists of unregulated generation and commodity operations, including competitive electric sales, and generation sales to
	affiliated electric utilities.
(c)	Represents provider of last resort generation service by FirstEnergy's Ohio electric utility subsidiaries and MISO transmission
	revenues and expenses related to the delivery of generation load.
(d)	Consists primarily of interest expense related to holding company debt, corporate support services revenues and expenses,
	noncontrolling interests and elimination of intersegment transactions.

Consolidated Report to the Financial Community - 1st Quarter 2009	6

FirstEnergy Corp.
Consolidated Income Segments
(Unaudited)
 (In millions)

		Three Months Ended March 31, 2008
				Ohio
		Energy	Competitive	Transitional	Other &
		Delivery	Energy	Generation	Reconciling
		Services (a)	Services (b)	Services (c)	Adjustments (d)	Consolidated
	Revenues
(1)	Electric sales	$2,050	$289	$691	$-	$3,030
(2)	Other	162	40	16	29	247
(3)	Internal revenues	-	776	-	(776)	-
(4)	Total Revenues	2,212	1,105	707	(747)	3,277

	Expenses
(5)	Fuel	1	327	-	-	328
(6)	Purchased power	982	206	588	(776)	1,000
(7)	Other operating expenses	445	309	77	(32)	799
(8)	Provision for depreciation	106	53	-	5	164
(9)	Amortization of regulatory assets	249	-	9	-	258
(10)	Deferral of new regulatory assets	(100)	-	(5)	-	(105)
(11)	General taxes	173	32	1	9	215
(12)	Total Expenses	1,856	927	670	(794)	2,659
(13)	Operating Income	356	178	37	47	618

	Other Income (Expense)
(14)	Investment income (loss)	45	(6)	1	(23)	17
(15)	Interest expense	(103)	(34)	-	(42)	(179)
(16)	Capitalized interest	-	7	-	1	8
(17)	Total Other Income (Expense)	(58)	(33)	1	(64)	(154)

(18)	Income Before Income Taxes	298	145	38	(17)	464
(19)	Income taxes	119	58	15	(5)	187
(20)	Net Income	179	87	23	(12)	277
(21)	Less: Noncontrolling interest income	-	-	-	1	1
(22)	Earnings Available to Parent	$179	$87	$23	$(13)	$276

(a)	Consists of regulated transmission and distribution operations, including transition cost recovery, and provider of last resort
	generation service for FirstEnergy's Pennsylvania and New Jersey electric utility subsidiaries.
(b)	Consists of unregulated generation and commodity operations, including competitive electric sales, and generation sales to
	affiliated electric utilities.
(c)	Represents provider of last resort generation service by FirstEnergy's Ohio electric utility subsidiaries and MISO transmission
	revenues and expenses related to the delivery of generation load.
(d)	Consists primarily of interest expense related to holding company debt, corporate support services revenues and expenses,
	noncontrolling interests and elimination of intersegment transactions.

Consolidated Report to the Financial Community - 1st Quarter 2009	7

FirstEnergy Corp.
Consolidated Income Segments
(Unaudited)
 (In millions)

		Three Months Ended March 31, 2009 vs. Three Months Ended March 31, 2008
				Ohio
		Energy	Competitive	Transitional	Other &
		Delivery	Energy	Generation	Reconciling
		Services (a)	Services (b)	Services (c)	Adjustments (d)	Consolidated
	Revenues
(1)	Electric sales	$(91)	$(9)	$211	$-	$111
(2)	Other	(12)	15	(6)	(51)	(54)
(3)	Internal revenues	-	117	-	(117)	-
(4)	Total Revenues	(103)	123	205	(168)	57

	Expenses
(5)	Fuel	(1)	(15)	-	-	(16)
(6)	Purchased power	(4)	(46)	310	(117)	143
(7)	Other operating expenses	35	46	(59)	6	28
(8)	Provision for depreciation	3	11	-	(1)	13
(9)	Amortization of regulatory assets	157	-	(4)	-	153
(10)	Deferral of new regulatory assets	57	-	(45)	-	12
(11)	General taxes	(5)	-	1	-	(4)
(12)	Total Expenses	242	(4)	203	(112)	329
(13)	Operating Income	(345)	127	2	(56)	(272)

	Other Income (Expense)
(14)	Investment income (loss)	(16)	(23)	-	11	(28)
(15)	Interest expense	(8)	6	-	(13)	(15)
(16)	Capitalized interest	1	3	-	16	20
(17)	Total Other Income (Expense)	(23)	(14)	-	14	(23)

(18)	Income Before Income Taxes	(368)	113	2	(42)	(295)
(19)	Income taxes	(147)	45	1	(32)	(133)
(20)	Net Income	(221)	68	1	(10)	(162)
(21)	Less: Noncontrolling interest income	-	-	-	(5)	(5)
(22)	Earnings Available to Parent	$(221)	$68	$1	$(5)	$(157)

(a)	Consists of regulated transmission and distribution operations, including transition cost recovery, and provider of last resort
	generation service for FirstEnergy's Pennsylvania and New Jersey electric utility subsidiaries.
(b)	Consists of unregulated generation and commodity operations, including competitive electric sales, and generation sales to
	affiliated electric utilities.
(c)	Represents provider of last resort generation service by FirstEnergy's Ohio electric utility subsidiaries and MISO transmission
	revenues and expenses related to the delivery of generation load.
(d)	Consists primarily of interest expense related to holding company debt, corporate support services revenues and expenses,
	noncontrolling interests and elimination of intersegment transactions.

Consolidated Report to the Financial Community - 1st Quarter 2009	8

FirstEnergy Corp.
Financial Statements
(Unaudited)
 (In millions)

Condensed Consolidated Balance Sheets

	As of	As of
Assets	Mar. 31, 2009	Dec. 31, 2008
Current Assets:
Cash and cash equivalents	$399	$545
Receivables	1,425	1,471
Other	1,180	1,037
Total Current Assets	3,004	3,053

Property, Plant and Equipment	18,207	17,723
Investments	2,899	3,017
Deferred Charges and Other Assets	9,447	9,728
Total Assets	$33,557	$33,521

Liabilities and Capitalization
Current Liabilities:
Currently payable long-term debt	$2,144	$2,476
Short-term borrowings	2,397	2,397
Accounts payable	704	794
Other	1,450	1,431
Total Current Liabilities	6,695	7,098

Capitalization:
Total equity	8,284	8,315
Long-term debt and other long-term obligations	9,697	9,100
Total Capitalization	17,981	17,415
Noncurrent Liabilities	8,881	9,008
Total Liabilities and Capitalization	$33,557	$33,521

General Information
	Three Months Ended March 31
	2009	2008
Debt redemptions	$(444)	$(368)
New long-term debt issues	$700	$-
Short-term borrowings increase	$-	$746
Property additions	$654	$711

Adjusted Capitalization
	As of March 31
	2009	% Total	2008	% Total
Total equity	$8,284	36%	$9,019	39%
Long-term debt and other long-term obligations	9,697	42%	8,332	37%
Currently payable long-term debt	2,144	9%	2,183	10%
Short-term borrowings	2,397	10%	1,649	7%
Adjustments:
Sale-leaseback net debt equivalents	1,445	6%	2,026	9%
JCP&L securitization debt and cash	(675)	-3%	(391)	-2%
Total	$23,292	100%	$22,818	100%

Consolidated Report to the Financial Community - 1st Quarter 2009	9

FirstEnergy Corp.
Financial Statements
(Unaudited)
 (In millions)

Condensed Consolidated Statements of Cash Flows
	Three Months Ended March 31
	2009	2008
Cash flows from operating activities
Net income	$115	$277
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, amortization, and deferral of regulatory assets	495	317
Deferred purchased power and other costs	(62)	(43)
Deferred income taxes and investment tax credits, net	(28)	89
Deferred rents and lease market valuation liability	(14)	4
Cash collateral received (paid)	(15)	8
Electric service prepayment programs	(8)	(19)
Change in working capital and other	(21)	(274)
Cash flows provided from operating activities	462	359

Cash flows provided from financing activities	70	224
Cash flows used for investing activities	(678)	(642)
Net change in cash and cash equivalents	$(146)	$(59)

Deferrals and Amortizations

	Three Months Ended March 31
	2009	2008	Change
Ohio Rate Plans and Transmission Deferrals
Regulatory Assets - Beginning	$1,536	$1,847
Interest on shopping incentives	7	8	$(1)
RCP distribution reliability costs and interest	5	40	(35)
Fuel costs and interest	101	7	94
Other	-	7	(7)
Current period deferrals	$113	$62	$51
Amortization
Ohio transition costs	$(39)	$(72)	$33
Shopping incentives*	(216)	(30)	(186)
MISO costs	(53)	(8)	(45)
Other	(5)	-	(5)
Current period amortization	$(313)	$(110)	$(203)
Regulatory Assets - Ending	$1,336	$1,799

Pennsylvania Deferred PJM Costs
Beginning balance	$326	$254
Net deferral of PJM costs	13	39	$(26)
Ending balance	$339	$293

New Jersey Deferred Energy Costs
Beginning balance	$220	$322
Net recovery of energy costs	(55)	(58)	$3
Ending balance	$165	$264

*First quarter 2009 represents CEI's Extended RTC write-off.

Consolidated Report to the Financial Community - 1st Quarter 2009	10

FirstEnergy Corp.
Statistical Summary
(Unaudited)

Electric Sales Statistics (kWh in millions)
		Three Months Ended March 31
Electric Distribution Deliveries		2009	2008	Change
Ohio	- Residential	4,887	4,947	-1.2%
	- Commercial	3,615	3,849	-6.1%
	- Industrial	4,524	5,630	-19.6%
	- Other	90	91	-
	Total Ohio	13,116	14,517	-9.7%
Pennsylvania	- Residential	3,490	3,437	1.5%
	- Commercial	2,780	2,860	-2.8%
	- Industrial	2,153	2,509	-14.2%
	- Other	20	21	-
	Total Pennsylvania	8,443	8,827	-4.4%
New Jersey	- Residential	2,357	2,355	0.1%
	- Commercial	2,269	2,325	-2.4%
	- Industrial	614	693	-11.4%
	- Other	21	22	-
	Total New Jersey	5,261	5,395	-2.5%
Total Residential		10,734	10,739	-
Total Commercial		8,664	9,034	-4.1%
Total Industrial		7,291	8,832	-17.4%
Total Other		131	134	-
Total Distribution Deliveries		26,820	28,739	-6.7%

Electric Sales Shopped
Ohio	- Residential	-	554	-100.0%
	- Commercial	-	851	-100.0%
	- Industrial	-	631	-100.0%
	Total Ohio	-	2,036	-100.0%
Pennsylvania	- Residential	42	35	20.0%
	- Commercial	205	198	3.5%
	- Industrial	403	488	-17.4%
	Total Pennsylvania	650	721	-9.8%
New Jersey	- Commercial	635	565	12.4%
	- Industrial	449	533	-15.8%
	Total New Jersey	1,084	1,098	-1.3%
Total Electric Sales Shopped		1,734	3,855	-55.0%

Electric Generation Sales
Retail - Regulated		25,086	24,884	0.8%
Retail - Competitive		1,253	2,916	-57.0%
Total Retail		26,339	27,800	-5.3%
Wholesale		5,955	5,417	9.9%
Total Electric Generation Sales		32,294	33,217	-2.8%

Operating Statistics	Three Months Ended March 31
	2009	2008
Capacity Factors:
Nuclear	87%	88%
Fossil - Baseload	79%	84%
Fossil - Load Following	45%	69%

Generation Output:
Nuclear	41%	37%
Fossil - Baseload	42%	40%
Fossil - Load Following	16%	22%
Peaking	1%	1%

	Three Months Ended March 31
Weather	2009	2008	Normal
Composite Heating-Degree-Days	2,960	2,865	2,871
Composite Cooling-Degree-Days	-	-	1

Consolidated Report to the Financial Community - 1st Quarter 2009	11

FirstEnergy Corp.
Statistical Summary
(Unaudited)

Summary of Generation Sales and Power Purchases

Generation Sales		2009			2008			Change
(In thousands of MWH)	FES	3rd Party	Total	FES	3rd Party	Total	FES	3rd Party	Total
Retail Sales
FES Retail -
OH Franchise	-		-	1,805		1,805	(1,805)		(1,805)
PA Franchise	395		395	468		468	(73)		(73)
Non-Franchise	858		858	643		643	215		215
Total FES Retail	1,253		1,253	2,916		2,916	(1,663)		(1,663)
Ohio Edison	4,418	1,694	6,112	5,632	3	5,635	(1,214)	1,691	477
Penn Power	159	480	639	360	302	662	(201)	178	(23)
CEI	3,339	1,267	4,606	4,543	1	4,544	(1,204)	1,266	62
Toledo Edison	1,731	663	2,394	2,298	5	2,303	(567)	658	91
Met-Ed	2,290	1,345	3,635	1,866	1,876	3,742	424	(531)	(107)
Penelec	2,180	1,340	3,520	1,819	1,882	3,701	361	(542)	(181)
JCPL	-	4,180	4,180	-	4,297	4,297	-	(117)	(117)
Total Retail Sales	15,370	10,969	26,339	19,434	8,366	27,800	(4,064)	2,603	(1,461)
Wholesale Sales
FES -
MISO	3,330		3,330	1,651		1,651	1,679		1,679
PJM	460		460	1,180		1,180	(720)		(720)
Total FES	3,790		3,790	2,831		2,831	959		959
Met-Ed		552	552		574	574		(22)	(22)
Penelec		769	769		755	755		14	14
JCPL		843	843		1,121	1,121		(278)	(278)
Other	1	-	1	136	-	136	(135)	-	(135)
Total Wholesale Sales	3,791	2,164	5,955	2,967	2,450	5,417	824	(286)	538
Total Generation Sales	19,161	13,133	32,294	22,401	10,816	33,217	(3,240)	2,317	(923)

Power Purchases		2009			2008			Change
(In thousands of MWH)	FES	3rd Party	Total	FES	3rd Party	Total	FES	3rd Party	Total
FES -
MISO	68		68	1,799		1,799	(1,731)		(1,731)
PJM	1,792		1,792	1,534		1,534	258		258
Total FES	1,860		1,860	3,333		3,333	(1,473)		(1,473)
Ohio Edison		1,779	1,779		3	3		1,776	1,776
Penn Power		503	503		317	317		186	186
CEI		1,330	1,330		1	1		1,329	1,329
Toledo Edison		696	696		5	5		691	691
Met-Ed		1,958	1,958		2,543	2,543		(585)	(585)
Penelec		2,176	2,176		2,735	2,735		(559)	(559)
JCPL		5,300	5,300		5,754	5,754		(454)	(454)
Total	1,860	13,742	15,602	3,333	11,358	14,691	(1,473)	2,384	911

Consolidated Report to the Financial Community - 1st Quarter 2009	12

FirstEnergy Corp.
Special Items, EPS Reconciliations and Liquidity
(Unaudited)
 (In millions, except for per share amounts)

Special Items

	Three Months Ended March 31
	2009	2008
Pre-tax Items - Income Increase (Decrease)
Regulatory charges (a)	$(261)	$-
Trust securities impairment (b)	(36)	(16)
Organizational restructuring (c)	(22)	-
Gain on sale of non-core assets (d)	-	32
Total-Pretax Items	$(319)	$16

Income tax resolution	$13	$-

EPS Effect	$(0.63)	$0.03

(a)	$216 million included in "Amortization of regulatory assets"; $10 million included in "Purchased power";
$35 million included in "Other operating expenses"

(b) Included in "Investment income"

(c) Included in "Other operating expenses"

(d) Included in "Revenues-Other"

Earnings Per Share (EPS)
(Reconciliation of GAAP to Non-GAAP)

	Three Months Ended March 31
	2009	2008

Basic EPS (GAAP basis)	$0.39	$0.91
Excluding Special Items:
Regulatory Charges	0.55	-
Trust Securities Impairment	0.07	0.03
Organizational Restructuring	0.05	-
Income Tax Resolution	(0.04)	-
Gain on sale of non-core assets	-	(0.06)
Basic EPS (Non-GAAP basis)	$1.02	$0.88

Liquidity position as of May 1, 2009

Company	Type	Maturity	Amount (M)	Available (M)
FirstEnergy(1)	Revolving	Aug. 2012	$2,750	$227
FirstEnergy & FirstEnergy Solutions	Revolving	May 2009	300	300
FirstEnergy & FirstEnergy Solutions	Bank Lines	Various(2)	120	20
FirstEnergy Generation Corp.	Term Loan	Oct. 2009(3)	300	300
OH & PA Utilities	Receivables Financing	Various(4)	550	416
(1) FirstEnergy Corp. and subsidiary borrowers.		Subtotal:	$4,020	$1,263
(2) $100M matures March 31, 2011; $20M uncommitted		Cash:	-	698
line of credit with no maturity date.		Total:	$4,020	$1,961
(3) Drawn amounts are payable within 30 days and may not
be reborrowed.
(4) $180M matures December 18, 2009; $370 matures February 22, 2010.

Consolidated Report to the Financial Community - 1st Quarter 2009	13

Recent Developments

Financial Matters

Financing Activities
On April 27, 2009, FE Nuclear Generation Corp. (NGC) issued $62.5 million of Pollution Control Revenue Bonds (PCRB) in a 7-year, fixed-rate put mode with a coupon of 5.75%.  The proceeds were used to refund a like amount of NGC’s variable-rate PCRBs previously purchased and held by NGC.

On April 24, 2009, TE issued $300 million of 7.25% Senior Secured Notes due May 1, 2020. The proceeds were used to repay short-term debt, fund capital requirements and for other corporate purposes.

On March 31, 2009, FES and FirstEnergy Generation Corp. (FGCO) executed a new $100 million, two-year secured term loan facility with Royal Bank of Scotland Finance Ireland (RBSFI) that replaces an existing $100 million borrowing with RBSFI that was scheduled to expire in November 2009.  The new facility was fully drawn at closing.

On March 10, 2009, $100 million of FGCO PCRBs were converted from variable-rate mode enhanced by Wachovia Letters of Credit (LOCs) to an unenhanced fixed-rate mode secured by First Mortgage Bonds. FGCO converted $50 million into a 2-year, fixed-rate put mode with a coupon of 5.25% and $50 million into a 5.70% fixed rate through maturity February 1, 2014.

Regulatory Matters

Ohio Regulatory Update
On February 19, 2009, OE, CEI and TE (collectively, the Ohio Companies) reached a stipulated agreement with the PUCO Staff and many intervening parties, which was filed as an Amended Electric Security Plan (Amended ESP). A supplemental stipulation was signed on February 26, 2009 by nearly all of the parties to the case. The PUCO issued an order March 4, 2009, approving a portion of the Amended ESP related to the Ohio Companies providing electric generation service to their customers from April 1, 2009, through May 31, 2009, through a purchase from FES at the average rate resulting from the December 31, 2008, Request for Proposal (RFP). The PUCO also approved the continuation of CEI’s purchased power cost deferral (originally authorized in a January 14, 2009, order with authorization expiring March 31, 2009) and found the process the Ohio Companies used to acquire power for the first quarter of 2009 was not imprudent, among other provisions.  On March 25, 2009, the Ohio Companies received approval from the PUCO for the remaining provisions of the Amended ESP, including establishing a method for generation supply and pricing for a two-year period, freezing distribution rates through December 31, 2011, subject to limited exceptions, and a write-off of 50% of CEI’s Extended Regulatory Transition Charge balance as of May 31, 2009, amounting to $216 million. On March 30, 2009, the Ohio Companies announced they would implement the Amended ESP, and a Letter to the Investment Community was released to provide a summary of certain significant provisions of the Amended ESP.

On April 15, 2009, the PUCO adopted rules that implement the alternative energy portfolio standard created by Amended Substitute Senate Bill 221 (Ohio SB 221) and incorporate new requirements for energy efficiency, long-term forecast and greenhouse gas reporting and carbon dioxide control planning. Ohio’s alternative energy portfolio standard requires that at least 25% of electricity sold in the state by electric distribution utilities and electric services companies must be generated from alternative energy resources by 2025. Of this energy, one-half must come from renewable resources (wind, biomass, hydro and fuel cell) and a minimum of 0.5% must come from solar resources. One-half of these renewable energy facilities must be located in Ohio. The adopted rules set forth annual benchmarks that companies must meet to fulfill the renewable energy portion of the portfolio standard with compliance reviewed by the PUCO staff, reported to the PUCO and provided to the Ohio General Assembly with an annual update on statewide compliance. Renewable energy credits may be used to satisfy all or

Consolidated Report to the Financial Community - 1st Quarter 2009	14

part of the renewable energy benchmarks. The adopted rules also require utilities to report greenhouse gas emissions to the international climate registry and generating facility owners to file environmental and carbon dioxide control plans annually with the PUCO and the Ohio Environmental Protection Agency. The adopted rules are not yet in effect.  The parties have until May 15, 2009, to file for rehearing of the PUCO’s decision and upon completion of the rehearing process, the PUCO will file the rules with the Joint Committee on Agency Rule Review (JCARR).  The adopted rules are expected to become effective following completion of the JCARR review process.

Act 129 Peak Demand and Energy Consumption Reductions Approved
Pennsylvania Act 129 of 2008 (Act 129), which requires electric distribution companies to reduce electricity consumption by 1% by May 31, 2011, by 3% by May 31, 2013, and peak demand by 4.5% by May 31, 2013, became effective November 14, 2008. On March 26, 2009, the Pennsylvania Public Utility Commission (PPUC) approved the company-specific energy consumption and peak demand reductions that must be achieved under Act 129 by Met-Ed, Penelec and Pennsylvania Power Company (Penn). Costs associated with achieving the reduction are expected to be recovered from customers. Under Act 129, electric distribution companies must develop and file their energy efficiency and conservation plans complying with these new reduction requirements by July 1, 2009.

	Energy Consumption Forecast and Act 129			Average Historical Peak Loads and
	Mandated Reductions			Act 129 Mandated Reductions
	Forecast	1% Reduction	3% Reduction	Load	4.5% Reduction
Company	(in thousands of megawatt-hours)			(in megawatts)
Met-Ed	14,865	149	446	2,644	119
Penelec	14,399	144	432	2,395	108
Penn	4,773	48	143	980	44

Met-Ed and Penelec Transmission Riders
On May 22, 2008, the PPUC approved annual updates to the Met-Ed and Penelec Transmission Service Charge (TSC) Riders for the period June 1, 2008, through May 31, 2009. The PPUC ordered an investigation to review the reasonableness of Met-Ed’s TSC, which would recover past under-recovered costs of $144 million plus carrying charges over a 31-month period and defer a portion ($92 million) of projected costs for recovery over a 19-month period beginning June 1, 2009, through December 31, 2010. Hearings and briefings were concluded in February 2009. On March 4, 2009, Met-Ed Industrial Users Group (MEIUG) and Penelec Industrial Customer Alliance (PICA) filed a Petition to reopen the record. Met-Ed and Penelec filed objections to MEIUG and PICA’s Petition on March 13, 2009, resulting in an April 1, 2009, PPUC order denying MEIUG & PICA’s Petition to reopen the record. Met-Ed and Penelec are awaiting a final PPUC decision.

On April 15, 2009, Met-Ed and Penelec filed revised TSCs with the PPUC for the period June 1, 2009, through May 31, 2010, as required under a January 2007 PPUC rate order.  For Penelec customers, the new TSC is expected to result in a 1% decrease in monthly bills reflecting actual transmission costs from PJM Interconnection L.L.C. (PJM). The TSC for Met-Ed customers would increase to recover the significant amount of additional PJM charges paid by Met-Ed. To gradually transition customers to the higher rate, Met-Ed is proposing to continue to recover the prior period deferrals allowed in the May 2008 PPUC Order and defer $57.5 million of projected costs into a future TSC. This is expected to result in an increase in customer bills by approximately 9.4% for June 2009 through May 2010.

Met-Ed and Penelec Customer Prepayment Plan and Procurement Plan
On September 25, 2008, Met-Ed and Penelec filed a Voluntary Pre-payment Plan with the PPUC that would provide an opportunity for residential and small commercial customers to pre-pay approximately 9.6% of their monthly electric bills during 2009 and 2010.  The pre-payments would earn interest at 7.5% and be used to reduce electric bills in 2011 and 2012. Met-Ed, Penelec, Office of Consumer Advocate and Office of Small Business Advocates reached a settlement agreement on the Voluntary Pre-payment Plan, which the PPUC approved on February 26, 2009.

Consolidated Report to the Financial Community - 1st Quarter 2009	15

On February 20, 2009, Met-Ed and Penelec filed with the PPUC a generation procurement plan covering the period January 1, 2011, through May 31, 2013. The Companies’ plan is designed to provide adequate and reliable service through a prudent mix of long-term, short-term and spot market generation supply as required by Pennsylvania law. The plan proposes a staggered procurement schedule, which varies by customer class. On March 30, 2009, Met-Ed and Penelec filed Direct Testimony pursuant to the March 5, 2009, Administrative Law Judge-issued case schedule. The hearings are scheduled for July 15-17, 2009. Main and Reply briefs will be filed in August, and the record is scheduled to close on August 17, 2009. The Companies have requested PPUC approval of their plan by October 2009.

JCP&L Solar Renewable Energy Proposal Approved
On March 27, 2009, the New Jersey Board of Public Utilities approved JCP&L’s proposal to provide financing support for solar generation projects by establishing long-term agreements to purchase and sell Solar Renewable Energy Certificates in the state.  The plan is expected to support the phase-in of approximately 42 megawatts (MW) of solar generating capacity over the next three years to help meet the state’s Renewable Portfolio Standards through 2012.

Operational Matters

OVEC Participation Interest Sale
On May 1, 2009, FGCO announced the sale of a 9% interest in the output from Ohio Valley Electric Corporation (OVEC) to Buckeye Power Generating LLC for $252 million.  The sale involves the output of 214 MW from OVEC’s generating facilities in southern Indiana and Ohio.  FGCO’s remaining interest in OVEC was reduced to 11.5%. This transaction is expected to increase earnings in the second quarter by $159 million and will be recognized as a special item.

Nuclear Outages
On February 23, 2009, the Perry Nuclear Power Plant in Perry, Ohio, began a scheduled 12th refueling and maintenance outage, in which 280 of the 748 fuel assemblies will be exchanged, safety inspections will be conducted, and several maintenance projects will be completed, including replacement of the recirculation pump motor.

On April 5, 2009, the Davis-Besse Nuclear Power Station in Oak Harbor, Ohio, was taken out of service for scheduled maintenance work. Numerous projects to improve plant reliability were completed and safety inspections were conducted during the outage.  The plant returned to service on April 21, 2009.

On April 20, 2009, the Beaver Valley Power Station Unit 1 in Shippingport, Pennsylvania, began a scheduled refueling and maintenance outage. During the outage, 62 of the 157 fuel assemblies will be exchanged and safety inspections will be conducted. Also, several projects will be completed to ensure continued safe and reliable operations, including maintenance on the cooling tower and the replacement of a pump motor. The unit operated safely and reliably for 545 consecutive days, beating the previous records of 456 days for Unit 1 and 537 days for Unit 2 set in 2006 and 2005, respectively.

R. E. Burger Plant to be Repowered with Biomass
On April 1, 2009, FirstEnergy announced plans to retrofit the two 156-MW coal-fired units at the R.E. Burger Plant to repower with biomass, making Burger one of the largest biomass facilities in the United States.   Retrofitting the Burger Plant will help meet the renewable energy goals set forth in Ohio SB 221, utilize much of the existing infrastructure currently in place, preserve approximately 100 jobs, and continue positive economic support to Belmont County.  The capital cost for retrofitting the plant is expected to be approximately $200 million. The announcement also met a March 31, 2009, deadline to inform the U.S. District Court for the Southern District of Ohio whether the company would install scrubbers and other environmental equipment on the units, repower the units, or to shut them down in the next two years as part of the 2005 Consent Decree related to its New Source Review settlement.

Consolidated Report to the Financial Community - 1st Quarter 2009	16

FES Retail Activities
FES was licensed in February 2009 to sell electricity to commercial and industrial customers in the Commonwealth Edison service territory of Illinois. FES was previously licensed in the Ameren service territory of the state.  FES is licensed as a retail supplier in seven states – Ohio, Pennsylvania, New Jersey, Maryland, Delaware, Michigan and Illinois – and in the District of Columbia.

On April 16, 2009, FES signed a government aggregation contract that will provide discounted generation prices to residential and small commercial customers in the City of Barberton in Ohio.

JCP&L Selected for Smart Grid Demonstration
JCP&L is one of three companies selected as a smart grid demonstration host site by the Electric Power Research Institute to test the integration of smart grid and other technologies into operations of existing systems. The technologies exhibited during this project may be one solution to accomplishing the goals of the New Jersey Energy Master Plan by meeting future electricity demand.

FirstEnergy Receives Awards
In March, the Edison Electric Institute honored FirstEnergy with the association’s Emergency Recovery Award for outstanding efforts in restoring electric power under adverse conditions during the effects of Hurricane Ike.  FirstEnergy was also awarded an Emergency Assistance Award for outstanding assistance after Hurricane Gustav damaged the service territory of Entergy Corporation, a Louisiana-based utility.

FirstEnergy Reorganization
On March 3, 2009, FirstEnergy announced it would reduce its management and support staff by 335 employees. This staffing reduction resulted from a larger effort to enhance efficiencies in response to the global economic downturn. The reduction represents approximately 4% of FirstEnergy’s non-union workforce. Severance benefits and career counseling services were provided to eligible employees. Total one-time charges associated with the reorganization were approximately $21.7 million, or $0.05 per share of common stock.  Additionally, approximately 4% of non-union employees were affected by the reorganization by either a reassignment or job offer to a different position, which in some cases resulted in a decrease in total compensation.  The reorganization produced the desired effect of reducing the number of management positions with broader spans of control.

Chief Financial Officer Change
On April 8, 2009, the company announced that Richard H. Marsh, senior vice president and chief financial officer (CFO), elected to retire on July 1, 2009, and Mark T. Clark, executive vice president, Strategic Planning and Operations, was elected executive vice president and CFO, effective May 1, 2009.

Consolidated Report to the Financial Community - 1st Quarter 2009	17

Forward-looking Statements: This Consolidated Report to the Financial Community includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding our management's intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual results may differ materially due to the speed and nature of increased competition in the electric utility industry and legislative and regulatory changes affecting how generation rates will be determined following the expiration of existing rate plans in Ohio and Pennsylvania, the impact of the PUCO’s regulatory process on the Ohio Companies associated with the distribution rate case or implementing the recently-approved ESP, including the outcome of the competitive generation procurement process in Ohio, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices and availability, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of our regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, other legislative and regulatory changes, revised environmental requirements, including possible greenhouse gas emission regulations, the potential impacts of the U.S. Court of Appeals' July 11, 2008 decision requiring revisions to the CAIR rules and the scope of any laws, rules or regulations that may ultimately take their place, the uncertainty of the timing and amounts of the capital expenditures needed to, among other things, implement the AQC Plan (including that such amounts could be higher than anticipated or that certain generating units may need to be shut down) or levels of emission reductions related to the Consent Decree resolving the NSR litigation or other potential regulatory initiatives, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits and oversight) by the NRC (including, but not limited to, the Demand for Information issued to FENOC on May 14, 2007), Met-Ed's and Penelec's transmission service charge filings with the PPUC, the continuing availability of generating units and their ability to operate at or near full capacity, the ability to comply with applicable state and federal reliability standards, the ability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the ability to improve electric commodity margins and to experience growth in the distribution business, the changing market conditions that could affect the value of assets held in our nuclear decommissioning trusts, pension trusts and other trust funds, and cause us to make additional contributions sooner, or in an amount that is larger than currently anticipated, the ability to access the public securities and other capital and credit markets in accordance with our financing plan and the cost of such capital, changes in general economic conditions affecting us, the state of the capital and credit markets affecting us, interest rates and any actions taken by credit rating agencies that could negatively affect our access to financing or its costs and increase our requirements to post additional collateral to support outstanding commodity positions, LOCs and other financial guarantees, the continuing decline of the national and regional economy and its impact on our major industrial and commercial customers, issues concerning the soundness of financial institutions and counterparties with which we do business, and the risks and other factors discussed from time to time in our SEC filings, and other similar factors. The foregoing review of factors should not be construed as exhaustive. New factors emerge from time to time, and it is not possible for our management to predict all such factors, nor assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. We expressly disclaim any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

Consolidated Report to the Financial Community - 1st Quarter 2009	18